Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

January 29, 2008

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Year Ended December 31, 2007 and Declares a Cash Dividend

(Manhattan, KS, January 29, 2008) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended December 31, 2007 of $0.56 versus $0.62 for the quarter ended December 31, 2006.  Net earnings for the quarter ended December 31, 2007 were $1.4 million, a decrease of $163,000 compared to the quarter ended December 31, 2006.  Diluted earnings per share for the year ended December 31, 2007 were $2.20 versus $2.44 for 2006.  Net earnings for 2007 were $5.4 million, a decrease of $608,000 compared to 2006.  Gains on sale of certain assets net of losses on sale of investments included in the results for 2006 accounted for $0.07 of the decline in diluted earnings per share, or $169,000.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share, which will be paid on February 18, 2008 to stockholders of record as of February 6, 2008.

                Patrick L. Alexander, President and Chief Executive Officer, commented, “Our financial results for the fourth quarter declined from 2006 primarily due to decreases in net interest income, while our earnings for the year 2007 declined from 2006 primarily due to decreases in both net interest income and non-interest income.  The most significant component of the decline in non-interest income resulted from the sale of our previous headquarters at 800 Poyntz during the second quarter of 2006 and the resultant $630,000 gain on the sale.  This gain was partially offset with losses on sale of investments during the second quarter of 2006 as we restructured our investment portfolio.  We are pleased that continued commercial and commercial real estate loan originations led to an increase of $21.6 million of outstanding loan balances in these categories at December 31, 2007 compared to December 31, 2006.  This increase helped to offset a $24.8 million decrease in one-to-four family residential loans over the same period, as we continue our strategy of increasing the proportion of commercial and commercial real estate loans in our portfolio.  The transition of our loan mix, coupled with the restructuring of our investment portfolio in 2006 to include additional tax exempt municipal securities, has helped us offset the continued increase in our cost of deposits.  However, competitive pressures are not allowing us to increase loan rates as fast as our cost of deposits has increased.  This has caused our net interest margin, on a tax equivalent basis, to decline to 3.47% for 2007 from 3.62% for 2006.”

Alexander further commented, “We continue to focus on increasing our volume of loans and deposits while controlling non-interest expense and increasing non-interest income. The economic environment remains challenging with slowing activity in the real estate sector and stiff competition.  We believe that the recent reduction in the federal funds rate and steepening of the yield curve will ultimately alleviate some of our margin compression.  As evidenced by our fourth quarter results, we are pleased that our efforts to reduce non-interest expense more than offset the reduction in non-interest income.  We are intensifying our efforts to increase non-interest income to further reduce our reliance upon net interest income.  Despite the overall weakening of the housing market regarding both market-wide sales volume and mortgage defaults, we have been pleased with our level of residential mortgage loan originations.  We continue to sell the vast majority of these originations to the secondary market versus retaining them in portfolio.  While we have not been completely immune to adverse market trends in the residential real estate market we are pleased to note that we have always focused on originating real estate loans that conform to secondary market standards.  This has allowed us to escape many of the problems now being encountered by institutions that have not had a similar focus.”

                Net interest income for the fourth quarter of 2007 decreased $585,000 to $4.3 million as compared to the fourth quarter of 2006, a decrease of 12.1%.  On a tax equivalent basis, the net interest income for the fourth quarter of 2007 compared to the fourth quarter of 2006 declined by $522,000.  This decline in net interest income was due primarily to the increases in our cost of funding outpacing the increases in our yields on interest earning assets, which resulted in our net interest margin, on a tax equivalent basis, declining to 3.34% from 3.75% for the quarters ended December 31, 2007 and 2006, respectively.  Also contributing to the decline was the increased level of loans placed on non-accrual during the fourth quarter of 2007.  Total non-interest income decreased slightly to $1.5 million for the fourth quarter of 2007 from $1.6 million for the fourth quarter of 2006.  Total non-interest expense for the quarter decreased $415,000, or 9.1%, compared to the fourth quarter of 2006.  The largest contributors to this reduction in non-interest expense were $306,000 in compensation and benefits and $51,000 in professional fees.  The effective tax rate of 10.8% for the fourth quarter of 2007 was lower than the 14.2% for the same period of 2006, primarily because of our increase in non-taxable income related to tax exempt municipal investments comprising a larger part of our pre-tax income in 2007 than 2006.

                Net interest income for the year 2007 decreased $1.1 million to $17.7 million as compared to 2006, a decrease of 5.7%.  In comparison, on a tax equivalent basis, net interest income declined $701,000 from 2006 compared to 2007.  This decline in net interest income was due primarily to the increase in our cost of funding outpacing the increase in our yield on interest earning assets, which resulted in our net interest margin, on a tax equivalent basis, declining to 3.47% from 3.62% for 2007 and 2006, respectively.  Total non-interest income decreased to $5.9 million for 2007 from $6.9 million for 2006, a decrease of $998,000.  This decrease in 2007 was primarily the result of certain items recognized during 2006, including $717,000 in gains on the sale of certain assets, primarily the 800 Poyntz facility.  These gains were partially offset by $444,000 in losses on sale of investments as we restructured our investment portfolio by selling lower yielding, shorter-term investments and purchasing higher yielding, longer-term investments during the second quarter of 2006.  Furthering this decline was a decrease in gains on sale of loans of $185,000, or 16.2%, while deposit related income remained stable, declining by $3,000. Additionally, we recognized a $144,000 gain on sale of investments during the first quarter of 2006.  Total non-interest expense for 2007 decreased $706,000, or 4.1%, compared to 2006.  The effective tax rate of 19.4% for 2007 was lower than the 25.7% for the same period in 2006, primarily because of our increase in non-taxable income related to bank owned life insurance and tax exempt municipal investments.

                Landmark Bancorp’s total assets increased to $606.5 million at December 31, 2007, compared to $590.6 million at December 31, 2006.  Net loans receivable were $377.9 million at December 31, 2007, compared to $380.7 million at December 31, 2006.  At December 31, 2007, the allowance for loan losses was $4.2 million, or 1.1% of gross loans outstanding, compared to $4.0 million, or 1.1% of gross loans outstanding at December 31, 2006.  Loans past due more than a month totaled $11.9 million at December 31, 2007, compared to $7.3 million at December 31, 2006.  Loans past due more than a month and still accruing interest at December 31, 2007, totaled $1.8 million.  At December 31, 2007, $10.0 million in loans were on non-accrual status, or 2.6% of total loans, compared to a balance of $3.6 million in loans on non-accrual status, or 0.9% of total loans, at December 31, 2006.  This increase was primarily related to four construction loan relationships totaling $5.1 million at December 31, 2007.  One of these relationships totaling $2.4 million was collected in January of 2008.  Net loan charge-offs for the year ended December 31, 2007 were $113,000 compared to $248,000 for the comparable period of 2006.

                Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

                A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31,	At December 31,
ASSETS	2007	2006

Cash and cash equivalents	$14,739,148	$14,751,914
Investment securities available for sale	164,724,181	145,884,168
Loans receivable, net (1)	377,880,295	380,688,055
Premises and equipment, net	14,259,172	13,767,075
Goodwill	12,894,167	13,009,167
Other intangible assets, net	3,144,001	4,030,709
Bank owned life insurance	11,634,535	11,144,796
Other assets	7,179,224	7,292,352
TOTAL ASSETS	$606,454,723	$590,568,236

LIABILITIES

Deposits	$452,652,306	$444,485,370
Other borrowings	93,088,079	90,416,064
Other liabilities	8,418,200	6,430,787

Total liabilities	554,158,585	541,332,221

Stockholders’ equity	52,296,138	49,236,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$606,454,723	$590,568,236

(1)

Loans receivable are presented net of undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was
$4,171,667 and $4,029,710 at December 31, 2007 and December 31, 2006, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Year ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
Interest income:
Loans	$28,464,807	$28,293,941	$6,829,557	$7,488,773
Investment securities	7,020,219	5,962,064	1,772,384	1,573,919
Other	66,063	138,436	30,632	10,705
Total interest income	35,551,089	34,394,441	8,632,573	9,073,397

Interest expense:
Deposits	13,505,636	10,947,064	3,387,896	3,055,199
Borrowed funds	4,362,576	4,691,820	988,367	1,177,295
Total interest expense	17,868,212	15,638,884	4,376,263	4,232,494

Net interest income	17,682,877	18,755,557	4,256,310	4,840,903
Provision for loan losses	255,000	235,000	60,000	80,000
Net interest income after provision for loan losses	17,427,877	18,520,557	4,196,310	4,760,903

Non-interest income:
Fees and service charges	4,004,770	4,310,495	1,045,860	1,050,933
Gains on sale of loans	955,289	1,140,511	215,220	207,093
Losses on sale of investments, net	—	(300,256)	—	—
Gains on sale of other assets, net	—	716,815	—	—
Bank owned life insurance income	473,682	397,720	126,247	125,547
Other	481,893	647,862	109,631	213,631
Total non-interest income	5,915,634	6,913,147	1,496,958	1,597,204

Non-interest expense:
Compensation and benefits	8,226,676	8,725,051	2,029,991	2,336,234
Occupancy and equipment	2,860,629	2,822,695	813,777	721,150
Amortization of intangibles	915,503	1,029,424	217,147	246,520
Data processing	751,010	724,542	160,928	191,857
Professional fees	437,335	497,972	103,892	155,166
Advertising	415,020	433,997	93,028	106,195
Other	3,032,191	3,110,927	742,975	819,908
Total non-interest expense	16,638,364	17,344,608	4,161,738	4,577,030

Earnings before income taxes	6,705,147	8,089,096	1,531,530	1,781,077

Income tax expense	1,303,083	2,079,455	165,255	252,087

Net earnings	$5,402,064	$6,009,641	$1,366,275	$1,528,990

Net earnings per share (2)
Basic	$2.22	$2.45	$0.57	$0.62
Diluted	2.20	2.44	0.56	0.62

Book value per share (2)	$21.78	$20.09	$21.78	$20.09

Shares outstanding at end of period	2,401,362	2,451,228	2,401,362	2,451,228

Weighted average common shares outstanding - basic	2,431,881	2,454,683	2,412,243	2,454,637
Weighted average common shares outstanding - diluted	2,449,981	2,466,934	2,427,859	2,470,643

(2)	Net earnings per share and book value per share at or for the periods ended December 31, 2006 have been adjusted to give effect to the 5% stock dividend paid during December 2007.

	Year ended December 31,		Three months ended December 31,
OTHER DATA (unaudited):	2007	2006	2007	2006

Return on average assets (3)	0.90%	1.01%	0.91%	1.02%
Return on average equity (3)	10.78%	13.01%	10.55%	12.42%
Equity to total assets	8.62%	8.34%	8.62%	8.34%
Net interest margin (3) (4)	3.47%	3.62%	3.34%	3.75%

(3)	Information for the three months ended is annualized.
(4)	Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.